WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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  FINANCIAL DATA SCHEDULE


        Name of Fund :  The Prudential Institutional Fund:  Active Balanced Fund

         Series Name : The Prudential Institutional Fund: Active Balanced Fund Series Name :
         Series Name :
         Series Name :

          CIK Number :  0000887991

   REPORTING PERIOD
      FISCAL YEAR-END (Must have 3 blank spaces in   SEP-30-1996
      PERIOD END (Must have 3 blank spaces in fron   SEP-30-1996
      TYPE OF PERIOD (6-MOS or YEAR)                 YEAR

    STATEMENT OF ASSETS AND LIABILITIES
     Assets
   Investment
      At Value                        152,915,923
      At Cost            141,921,651
   Receivable                           5,088,949
   Other Assets                            21,258
      Total Assets                   $158,026,130

     Liabilities
   Payable for Securities Purchased    $4,175,455
   Senior - Long term Debt                      0
   Other Liabilities                      262,378
      Total Liabilities                $4,437,833

      Net Assets                      ###########

     Capital
   Par Value                               11,806
   Paid in Capital                    130,668,621
   Accumulated Net Investment Income    3,302,693
   Over Distribution                            0
   Accumulated Net Gains (Losses)       8,610,905
   Over Distribution Gains (Losses)             0
   Appreciation or (Depreciation)      10,994,272
      Net Assets                     $153,588,297

   Shares Outstanding - Current        11,806,338
   Shares Outstanding - Prior          10,703,173





     STATEMENT OF OPERATIONS

   Net Investment Income
   Income
      Dividend                                       1,314,110
      Interest                                       4,497,838
      Other                                                  0
         Total Income                                5,811,948


   Expenses
      Management Fees (Gross)                          994,182
      Interest Expenses                                      0
      Other Expenses (Gross)                           433,735
      Less : Subsidy or waiver                          (7,656)
         Total Expense (net of waivers and subsidi   1,420,261

   Net Investment Income                             4,391,687


   Realized and Unrealized Gain (Loss)
   Net realized gain (loss)                          9,129,045
   Net change in unrealized appreciation (deprecia  (1,120,181)
      Total                                          8,008,864

   Net change from Operation                        12,400,551

     STATEMENT OF CHANGES IN NET ASSETS

   Equalization                                              0
   Dividend Income                                  (3,972,955)
   Distribution of Capital Gains                    (1,932,789)
   Other Distributions                                       0
   Proceeds from shares subscribed                  36,454,403
   Cost of shares reacquired                       (28,618,544)
   Shares reinvested                                 5,905,744
      Subtotal                                       7,835,859


   Net Change in Net Assets                         20,236,410










     PRIOR FINANCIAL INFORMATION

   Accumulated Net Investment Income                 2,883,961
   Accumulated Net Gains (Losses)                    1,414,649
   Overdistribution of Net Investment Income                 0
   Overdistribution of Net Gains                             0


     FINANCIAL HIGHLIGHTS
                                        Class A      Class B     Class C   Class Z
   NAV (at the beginning of the perio       12.46         0.00      0.00     0.00
   Investment Income per share               1.10         0.00      0.00     0.00
   Capital Appreciation (Depreciation        0.00         0.00      0.00     0.00
   Dividend per share                       (0.37)        0.00      0.00     0.00
   Distribution per share                   (0.18)        0.00      0.00     0.00
   Return of Capital per share               0.00         0.00      0.00     0.00
   NAV (at the end of the period)           13.01         0.00      0.00     0.00

   Average net assets (000)               142,026            0         0        0
   Expense Ratio                             1.00         0.00      0.00     0.00
   Average Debt Outstanding (000)               0            0         0        0
   Average Debt Outstanding per Share        0.00         0.00      0.00     0.00


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